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                                                             EXHIBIT 12.1


                            GREAT WESTERN FINANCIAL CORPORATION
                Computation of Ratios of Earnings to Fixed Charges


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

                            Twelve Months Ended  Twelve Months Ended  Twelve Months Ended  Twelve Months Ended  Twelve Months Ended
(Dollars in thousands)        Decmeber 31, 1993    December 31, 1992    Decmeber 31, 1991    December 31, 1990    December 31, 1989
                            -------------------  -------------------  -------------------  -------------------  -------------------
Earnings
- --------
  Net earnings                       $   62,047           $   85,006           $  298,130           $  127,074           $  100,095
  Accounting changes                          -              (31,094)                   -                    -                    -
  Taxes on income                        30,000               41,600              207,300              148,600              114,300
                                     ----------           ----------           ----------           ----------           ----------
  Earnings before taxes and
    accounting changes               $   92,047           $   95,512           $  505,430           $  275,674           $  214,395
                                     ==========           ==========           ==========           ==========           ==========
Interest expense
- ----------------
  Customer accounts                  $  939,081           $1,333,473           $1,968,205           $2,017,040           $1,791,351
  Borrowings                            370,761              344,823              493,757              888,094              920,336
                                     ----------           ----------           ----------           ----------           ----------
    Total                            $1,309,842           $1,678,296           $2,461,962           $2,905,134           $2,711,687
                                     ==========           ==========           ==========           ==========           ==========
Rent expense
- ------------
  Total                              $   53,638           $   57,823           $   51,440           $   49,561           $   40,069
  1/3 thereof                            17,879               19,274               17,147               16,520               13,356

Capitalized interest                 $      777                2,071           $    6,859           $        -           $        -
- --------------------
Preferred stock dividends            $   25,015           $   15,543           $    7,023           $        -           $        -
- -------------------------

Ratio of earnings to fixed charges
  and preferred stock dividends
- ----------------------------------
  Excluding customer accounts
  ---------------------------
    Earnings before fixed charges    $   480,687           $  459,609           $1,016,334           $1,180,288          $1,148,087
    Fixed charges                        426,526              393,704              529,669              904,614             933,692

    Ratio                                   1.13                 1.17                 1.92                 1.30                1.23

  Including customer accounts
  ---------------------------
    Earnings before fixed charges    $1,419,768            $1,793,082           $2,984,539           $3,197,328          $2,939,438
    Fixed charges                     1,365,607             1,727,177            2,497,874            2,921,654           2,725,043

    Ratio                                  1.04                  1.04                 1.19                 1.09                1.08

Ratio of earnings to fixed charges
- ----------------------------------
  Excluding customer accounts
  ---------------------------
    Earnings before fixed charges    $  480,687            $  459,609           $1,016,334           $1,180,288          $1,148,087
    Fixed charges                       389,417               366,168              517,763              904,614             933,692

    Ratio                                  1.23                  1.26                 1.96                 1.30                1.23

  Including customer accounts
  ---------------------------
    Earnings before fixed charges    $1,419,768            $1,793,082           $2,984,539           $3,197,328          $2,939,438
    Fixed charges                     1,328,498             1,699,641            2,485,968            2,921,654           2,725,043

    Ratio                                  1.07                  1.05                1.20                  1.09                1.08

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